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                                                                      EXHIBIT 99

[DUSA COMPANY LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.(R)
FOR IMMEDIATE RELEASE

                         DUSA PHARMACEUTICALS ANNOUNCES
                  GEORGIA COURT DISMISSAL OF RIVER'S EDGE SUIT
                    SUIT ALLEGED NICOMIDE PATENT WAS INVALID
                  DUSA(R) FILES AMENDED COMPLAINT IN NEW JERSEY

WILMINGTON, MA - JUNE 21, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) announced today that on June 19th, 2006 the United States District Court for the Northern District of Georgia, Gainesville Division, dismissed all claims alleged by River's Edge Pharmaceuticals, LLC in its lawsuit against DUSA and its wholly-owned subsidiary, Sirius Laboratories, Inc. The lawsuit was filed by River's Edge on March 28, 2006, alleging, among other things, that Sirius agreed to authorize River's Edge to market a generic version of Nicomide(R), and that the United States patent covering Nicomide(R) issued to Sirius in December, 2005 is invalid. Nicomide is the key product acquired by DUSA when it merged with Sirius Laboratories, Inc. in March of 2006. In May, 2006, the United States District Court in Trenton, New Jersey, issued a preliminary injunction enjoining River's Edge from selling its niacinamide formula drug as a generic substitute for Nicomide(R). DUSA has filed a request to amend its complaint in New Jersey seeking a declaration that, among other things, Sirius made no promise to River's Edge regarding the marketing of a generic niacinamide product.

Bob Doman, DUSA's President and Chief Operating Officer, stated "DUSA is extremely pleased with the Georgia court's rapid decision on these matters regarding Nicomide. We believe that the preliminary injunction which was ordered in early May by the court in New Jersey is an appropriate remedy at this point and feel that it will protect our Nicomide franchise while this matter is before that court."

DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan(R) Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA's other dermatology products include Nicomide(R), and the AVAR(R) line, resulting from its recent merger with Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to beliefs concerning the preliminary injunction and protection of the marketplace. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation litigation process, our ability to penetrate the market,
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maintenance of our patent portfolio, sufficient funding and other risks and uncertainties identified in DUSA's filings with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2005.

For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman & CEO
or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com